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                                  SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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                                   AAON, INC.
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                (Name of Registrant as specified in Its Charter)

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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                [AAON LETTERHEAD]

Norman H. Asbjornson
President                                                           May 3, 1999


                    AN IMPORTANT MESSAGE TO AAON STOCKHOLDERS

Dear Fellow AAON Stockholders:

I AM PLEASED TO REPORT THAT AAON JUST COMPLETED THE BEST QUARTER IN OUR COMPANY'S HISTORY.

Net income for the first quarter ended March 31, 1999 INCREASED 59.8% to a record of $1.76 million or $0.27 per share (diluted) from $1.10 million or $0.17 per share (diluted) for the corresponding period in 1998. Net sales climbed 27.8% to $30.0 MILLION - THE BEST EVER - from $23.5 million in the same period last year. Following 1998's record-setting results, we expect further record revenues and earnings levels through the remainder of 1999.

At AAON, we remain focused on building value for our stockholders through innovative products and services, increased productivity, widening profit margins and strong sales growth. Put simply, business is booming. I CONTINUE TO SEE A BRIGHT FUTURE FOR YOUR COMPANY PROVIDED THAT YOUR BOARD AND MANAGEMENT REMAIN A HARMONIOUS, EFFECTIVE TEAM. In my opinion, this can only be achieved if you help us defeat the Bay Harbour dissidents by signing and returning the enclosed Board of Directors WHITE proxy card. Discard any gold proxy card you receive from Bay Harbour.

                AAON'S DIRECTOR NOMINEES HAVE EARNED YOUR SUPPORT

At this year's Annual Meeting, we are presenting for re-election two long-standing, highly qualified directors. Both have contributed to AAON's success and both deserve your support:

   WILLIAM A. BOWEN is the VP Finance of AAON and has served as a director of the Company since 1989. Mr. Bowen assisted me in negotiating the purchase and financing of the HVAC division of John Zink Company in 1988, which became AAON. Mr. Bowen served as President (1980 to 1984) of The First National Bank and Trust Company of Tulsa and as its Chairman from 1984 to 1987. This bank has subsequently been acquired by Bank One. Prior to moving to Tulsa in 1980, Mr. Bowen served in various capacities with Wachovia Bank and Trust Company in North Carolina for 33 years. From 1970 to 1980 he was in charge of Wachovia's operations in Charlotte. Mr. Bowen's financial acumen and judgment have helped pave the way for AAON's current success. His ability to obtain, as the principal negotiator for AAON, extremely favorable interest rates on our borrowings helped us achieve and maintain a position of financial strength that we could not have accomplished without him. He is the beneficial owner of 131,910 outstanding AAON shares.

   ANTHONY PANTALEONI is a senior partner of Fulbright & Jaworski, which is one of the nation's largest law firms. His areas of expertise include corporate and securities law. Mr. Pantaleoni has been on the board since 1989 and his counseling and judgment as a director have been invaluable. He also serves as a director of two other publicly-held companies: Universal Health Services, a hospital chain, and Westwood Corporation, a defense contractor. He and his family are the beneficial owners of 175,869 outstanding AAON shares.



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I cannot emphasize strongly enough how important it is for you to elect both nominees and prevent Bay Harbour from creating disruption on your Board. You can vote for both of AAON's nominees only on the Company's WHITE proxy card.

                   WHOSE INTERESTS DOES BAY HARBOUR REPRESENT?

I believe that Bay Harbour's actions in connection with AAON raise serious questions about the credibility of their self-styled campaign to "maximize" shareholder value. I do not believe you can afford to entrust the future course of your investment to Bay Harbour. Consider the following:

In November of last year, Bay Harbour attempted to enlist my personal support of, and participation in, a buyout of the Company that they were prepared to organize and finance. Among the factors they cited as favorable for such a transaction were: (1) A "CHEAPER PURCHASE PRICE" TO BE PAID TO THE COMPANY'S PUBLIC STOCKHOLDERS due to current low multiples for small company stocks; (2) the ability of Bay Harbour and other members of the buyout group TO DISCOURAGE OTHER BIDS due to the large amount of stock they would own going into the transaction; and (3) an exceptionally high rate of return to be realized by the buyout investors, which of course WOULD NOT BE SHARED BY THE PUBLIC STOCKHOLDERS who were to be bought out.

I turned them down flat. Clearly, this transaction did not seem to have the characteristics of "maximizing shareholder value" that Bay Harbour now claims to favor. Rather, it would have maximized long-term value for Bay Harbour buyout investors to the exclusion of the public stockholders.

I believe that AAON's public stockholders deserve to share in the Company's long-term success. I am not willing to assist Bay Harbour - WHO STATED THEY "BELIEVE[D] STRONGLY IN THE COMPANY'S PROSPECTS UNDER [MY] LEADERSHIP" - in cutting off AAON's stockholders from having the chance to share in those prospects.

Bay Harbour states in its proxy statement that it "would not be in favor of AAON entering into a strategic transaction that valued AAON at less than its intrinsic value even if the transaction resulted in a short-term increase in the market price of the AAON common stock." Yet that is precisely the type of transaction that Bay Harbour attempted to induce me into joining with them.

This past February, your Board adopted a Stockholder Rights Plan which encourages any party seeking to acquire over 20% of AAON's outstanding shares to negotiate directly with the Board. We believe that the Rights Plan serves the best interests of our stockholders since it is designed to protect AAON from unfair or coercive takeover attempts and to prevent a potential acquiror from gaining control without fairly compensating ALL of AAON's stockholders.

                         BAY HARBOUR'S "CONTROL" AGENDA

The Bay Harbour dissidents would have you believe that this proxy contest is simply about electing one of their nominees to the Board who will then "cooperate" with management. IN MY OPINION, NOTHING COULD BE FURTHER FROM THE TRUTH. They have already indicated that they may seek to take control of the Board at next year's annual meeting if they are not "satisfied" with AAON's progress toward their goals. They are also proposing by-law amendments which will make it easier for them to gain control.

I have previously stated my concern over the disruption that a Bay Harbour nominee may cause on the Board. I have even more serious concerns that a change of control on the Board could jeopardize the stability of the management team that has produced the Company's record results.



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                      WE ARE WORKING FOR THE BEST INTERESTS
                               OF OUR STOCKHOLDERS

At AAON, we run what I consider to be a "no-nonsense" company. Executive salaries are modest to a fault. I have not taken a raise in salary since 1992. And whereas in many other companies' proxy statements you may find extensive "related party transactions" between those companies and their various officers and directors, in AAON's you will find none.

In short, our greatest financial incentive for building value at AAON lies in management's substantial ownership position of AAON stock. Your Board and Management combined own approximately 28% of AAON's outstanding shares.

We have succeeded in developing our Company into a very profitable, valuable and rapidly-growing enterprise. I believe that just as AAON's long-term plans are now beginning to bear fruit, it would be harmful to our future prospects if Bay Harbour were allowed to influence and possibly control your Company. I urge you to cast your vote for your Company's nominees on the enclosed WHITE proxy card.

Thank you for your consideration and support.

                                   Sincerely,

                                   /s/ Norman H. Asbjornson

                                   Norman H. Asbjornson
                                   President

Please sign and return your Board of Directors WHITE proxy card today. Only your latest dated proxy counts. Even if you have already voted, it is important to make certain that your latest dated card is the WHITE proxy card. Discard any gold proxy card you receive from Bay Harbour.

If you have any questions about the Company and the issues in this proxy contest, please call us at AAON at (918) 583-2266. If you need assistance in voting your shares, please call our proxy solicitor, Beacon Hill Partners, Inc., at (800) 755-5001.